Exhibit 99.1

July 25, 2013
Dow Reports Second Quarter Results
Earnings Per Share Rises to $1.87, or $0.64 on an Adjusted Basis - Up 16 Percent Versus the Prior Year;
Margin Expansion in Performance Plastics, Coupled with
Strong Sales in Dow AgroSciences and Emerging Geographies Boost Results;
Company Deploys K-Dow Award to Debt Reduction, Net Debt to Total Capital Declines to 36.4 Percent

Second Quarter 2013 Highlights

•	Dow reported earnings of $1.87 per share or adjusted earnings of $0.64 per share(1). This compares with earnings of $0.55 per share in the same quarter last year.

•
Results this quarter were impacted by the final resolution of the K-Dow arbitration and Dow's receipt of a direct cash payment of nearly $2.2 billion. Dow subsequently applied this award to debt reduction, driving the Company's net debt(2) to total capitalization down to 36.4 percent.

•
Dow generated $3.7 billion in cash flow from operations in the quarter. Year to date, the Company has generated $4.2 billion in cash flow from operations, representing an improvement of $2.8 billion compared with the prior year.

•
Sales were $14.6 billion, flat versus the year-ago period. Sales gains were led by Agricultural Sciences, which was up 10 percent in the quarter and achieved a first-half sales record of nearly $4 billion. Sales also grew in Performance Materials (up 1 percent).

•
Volume increased 2 percent with gains in most geographic areas. Volume growth in emerging geographic areas rose 9 percent, led by double-digit growth in Latin America (up 12 percent). Volume also increased in Asia Pacific (up 7 percent).

•
Price decreased 2 percent, with currency representing nearly one-third of the decline. The Feedstocks and Energy operating segment led the decrease (down 4 percent), due to a declining feedstock cost environment.

•
EBITDA(3) was $4.2 billion, or $2.1 billion on an adjusted basis(4), up nearly 9 percent versus the prior year. Adjusted EBITDA margin(5) expanded nearly 110 basis points. EBITDA gains were led by Performance Plastics, which achieved $1 billion in EBITDA in the quarter (up 33 percent) and expanded EBITDA margins by 700 basis points versus the same quarter last year.

•	Equity earnings were $228 million, versus $148 million in the year-ago period.

(1)
“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of adjusted earnings per share to “Earnings per common share - diluted.”

(2)	Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and cash equivalents.”

(3)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(4)	“Adjusted EBITDA” is defined as EBITDA excluding the impact of Certain Items.

(5)	“Adjusted EBITDA margin” is defined as EBITDA excluding the impact of Certain Items as a percentage of reported sales.

Comment
Andrew N. Liveris, Dow's chairman and chief executive officer, stated:
“Our results in the second quarter are indicative of Dow's focus and drive to aggressively manage our portfolio and generate momentum across our enterprise - expanding margins, growing cash flow and increasing earnings, even in the midst of a slow-growth macroeconomic environment. Strong performance in Agricultural Sciences and Performance Plastics clearly demonstrates Dow's market and technology leadership in those segments. We also are fully implementing aggressive improvement plans in those segments that do not currently meet our return on capital expectations. Our strong cash generation, our deployment of K-Dow proceeds to pay down debt and our ongoing $1.5 billion share buyback program are all focused on rewarding our shareholders - and we will continue to do so as our earnings grow.”

	Three Months Ended
In millions, except per share amounts	June 30, 2013	June 30, 2012
Net Sales	$14,577	$14,513

Net Income Available for Common Stockholders	$2,340	$649
Net Income Available for Common Stockholders, excluding Certain Items	$770	$649

Earnings per Common Share - diluted	$1.87	$0.55
Adjusted Earnings per Share	$0.64	$0.55

Review of Second Quarter Results
The Dow Chemical Company (NYSE: DOW) reported sales of $14.6 billion, flat versus the year-ago period. Agricultural Sciences reported a 10 percent increase in sales, achieving a first-half sales record of nearly $4 billion. Sales also rose in Performance Materials (up 1 percent), offsetting declines in Feedstocks and Energy and Performance Plastics (down 4 percent and 1 percent, respectively).
Volume rose 2 percent with gains reported in most geographic areas. Volume growth in emerging geographic areas increased 9 percent, led by double-digit growth in Latin America (up 12 percent). Volume increases in Asia Pacific and North America (up 7 percent and 1 percent, respectively), more than offset a 3 percent decline in Western Europe. Volume gains were reported in all operating segments, excluding Performance Plastics (down 1 percent) and Feedstocks and Energy (flat versus the year-ago period).
The Company reported price declines of 2 percent, with currency representing nearly one-third of the decline. The Feedstocks and Energy operating segment led the decrease (down 4 percent), due to a declining feedstock cost environment.
EBITDA was $4.2 billion, or $2.1 billion on an adjusted basis, representing a nearly 9 percent increase versus the same quarter last year. The Company reported adjusted EBITDA margin expansion of nearly 110 basis points, led by Performance Plastics, which achieved $1 billion in EBITDA in the quarter and expanded adjusted EBITDA margins by 700 basis points.
Earnings for the quarter were $1.87 per share, or $0.64 per share on an adjusted basis. This compares with prior-year earnings per share of $0.55 and represents year-over-year growth of 16 percent.

Certain Items in the current quarter included a gain from the K-Dow arbitration, as well as a charge related to the early extinguishment of debt and a charge for implementation costs related to the Company's restructuring programs. (See Supplemental Information at the end of the release for a description of Certain Items affecting results.)
Research and Development (R&D) expenses increased 3 percent versus the same period last year, largely due to increases in prioritized technology pipeline investments - primarily in Agricultural Sciences.
Selling, General and Administrative (SG&A) expenses increased 6 percent from the same period last year, driven primarily by new product launches and commercial activities in Agricultural Sciences.
Equity earnings were $228 million, versus $148 million in the year-ago period, led by improved year-over-year performance from MEGlobal, as well as improving naphtha-based margins in Asia.
Net debt to total capitalization and interest expense both declined in the quarter, demonstrating Dow's successful debt-reduction efforts. Net debt to total capitalization was 36.4 percent - well below the Company's target of lower than 40 percent. In addition, interest expense is expected to be down more than $150 million on a full-year basis, with a decline of more than $30 million in the quarter.
“Our results in the second quarter are indicative of Dow's focus and drive to aggressively manage our portfolio and generate momentum across our enterprise - expanding margins, growing cash flow and increasing earnings, even in the midst of a slow-growth macroeconomic environment,” said Andrew N. Liveris, Dow's chairman and chief executive officer. “Strong performance in Agricultural Sciences and Performance Plastics clearly demonstrates Dow's market and technology leadership in those segments. We also are fully implementing aggressive improvement plans in those segments that do not currently meet our return on capital expectations. Our strong cash generation, our deployment of K-Dow proceeds to pay down debt and our ongoing $1.5 billion share buyback program are all focused on rewarding our shareholders - and we will continue to do so as our earnings grow.”

Electronic and Functional Materials
Sales in Electronic and Functional Materials were $1.2 billion, or flat compared with the same quarter last year, as volume increases of 2 percent were offset by price declines of 2 percent. In Dow Electronic Materials, strong growth in films and OLED drove higher sales in Display Technologies. Overall, Dow Electronic Materials sales were flat with Semiconductor Technologies experiencing softer demand in the quarter. In Functional Materials, overall sales were flat. Dow Microbial Control grew sales in all regions, delivering a new quarterly sales record primarily due to strength in the energy markets.
Equity earnings for the segment were $28 million, down from $35 million in the second quarter of last year driven primarily by Dow Corning. EBITDA for the segment was $254 million, down $33 million from the year-ago period.

Coatings and Infrastructure Solutions
Coatings and Infrastructure Solutions reported sales of $1.9 billion, flat versus the prior year, as volume rose 2 percent and price declined 2 percent. Volume growth for the segment was recorded in all regions except Europe, Middle East and Africa (EMEA). Dow Coating Materials sales increased as volume gains slightly offset price declines. Sales declines in Dow Building and Construction were led by Dow Building Solutions in EMEA, which continues to experience a weak overall construction market.

Equity earnings were $25 million, down from $45 million in the year-ago period primarily as a result of lower earnings from Dow Corning. EBITDA of $250 million for the segment declined from $337 million in the same quarter of 2012.

Agricultural Sciences
Agricultural Sciences reported record second quarter sales of nearly $1.9 billion, up 10 percent versus the year-ago period. Volume increased 9 percent and price rose 1 percent. Volume gains were achieved in all geographic areas led by Latin America.
Second quarter sales of Crop Protection rose 12 percent, with increases in all geographic areas. Latin America posted the largest gains, driven by higher sales of herbicides and insecticides. Sales of new crop protection products grew 14 percent for the quarter.
Seeds, Traits and Oils (ST&O) sales were up 4 percent in the quarter versus the year-ago period. Year-to-date, ST&O sales are up 23 percent, driven by strong farmer demand for SmartStax® corn hybrids.
EBITDA for the segment was $290 million, down from last year's record second quarter EBITDA of $307 million, reflecting a shift in seasonal buying patterns and increased growth investments. Agricultural Sciences achieved a new first half EBITDA record of $774 million.

Performance Materials
Sales in Performance Materials were $3.4 billion, up 1 percent versus the year-ago period. Volume grew 4 percent, while price declined 3 percent compared with the same quarter last year.
Volume increases were driven by improved asset supply and market share gains within Polyurethanes and Propylene Oxide/Propylene Glycol. Lower propylene costs drove lower market pricing levels. Competitive pricing pressure stemming from unfavorable supply/demand dynamics - particularly in Epoxy, Chlorinated Organics, Polyurethanes and Propylene Oxide/Propylene Glycol - impacted overall margins.
Equity losses for the quarter were $12 million versus losses of $20 million in the same quarter last year. The segment reported EBITDA of $284 million. This compares with EBITDA of $350 million in the year-ago period.

Performance Plastics
Sales in Performance Plastics were $3.7 billion, down 1 percent compared with the same quarter last year. The decline reflects the previously announced shutdown of a high-density polyethylene facility in Tessenderlo, Belgium.
Dow Packaging and Specialty Plastics improved sales in North America, Latin America and Asia Pacific, more than offsetting lower sales in Europe that were primarily impacted by the Tessenderlo closure. Sales in food and specialty packaging showed great strength across all geographic regions.

®SmartStax multi-event technology developed by Dow AgroSciences LLC and Monsanto. SmartStax is a trademark of Monsanto Technology LLC.

Transportation demand and improvements in hot melt adhesives for carton sealing and nonwoven markets fueled a record volume quarter for Dow Elastomers. Revenues were down on lower market pricing levels versus the comparative period. Dow Electrical and Telecommunications expanded margins on effective execution of business initiatives, particularly in the power market, though sales were down due to the transition leading up to the July 1, 2013 divesture of the Company's 50 percent ownership in Nippon Unicar Co. Ltd.
Equity earnings for the segment were $88 million, up from $39 million in the year-ago period. EBITDA for the segment was $1 billion, up 33 percent from the same period last year. Segment EBITDA margins expanded by 700 basis points to 27.5 percent. The segment has achieved six consecutive quarters of sequential margin expansion.

Feedstocks and Energy
Sales in Feedstocks and Energy were $2.5 billion, down 4 percent versus the same period last year. Price declined 4 percent due to falling monomers, while volume was flat. Volume gains in EO/EG were offset by decreases in Hydrocarbons associated with lower operating rates and a lighter feedslate in Europe.
Equity earnings were $105 million, up from $52 million in the same quarter last year. EBITDA for the segment was $193 million, an increase from $134 million in the year-ago period.

Outlook
Commenting on the Company's outlook, Liveris said:
“Dow's cash and cost improvement plans continue to deliver strong forward momentum. Together with our growth catalysts firmly embedded in our portfolio, the Company is well-positioned to deliver year-over-year earnings improvement in the second half of 2013.
“Moving forward, we are aggressively managing and continue to evaluate every aspect of our portfolio to release and deliver value for our shareholders. We have already announced plans to divest $1.5 billion of non-strategic businesses and expect to implement more portfolio activities over the next 12 months.
“Additionally, we continue investing for growth in attractive regions through highly-accretive projects such as the expansions in the U.S. Gulf Coast and Sadara, as well as targeted markets where we have competitive advantages, such as in agriculture, water, electronics, coatings and packaging.
“We remain committed to driving shareholder-friendly and balance sheet-focused actions, such as further debt reduction and ongoing cash flow growth, and returning the benefits to our shareholders over the near- and long-term. This is our singular focus."

Dow will host a live Webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world's most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow's diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2012, Dow had annual sales of approximately $57 billion and employed approximately 54,000 people worldwide. The Company's more than 5,000 products are manufactured at 188 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP financial measures: Dow's management believes that measures of income adjusted to exclude certain items (“non-GAAP” financial measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such financial measures are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP financial measures of performance. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the Supplemental Information tables.
Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012
Net Sales	$14,577	$14,513	$28,960	$29,232
Cost of sales	12,103	12,200	23,810	24,485
Research and development expenses	417	406	852	811
Selling, general and administrative expenses	716	674	1,488	1,381
Amortization of intangibles	115	122	230	244
Restructuring charges (Note B)	—	—	—	357
Equity in earnings of nonconsolidated affiliates	228	148	458	317
Sundry income (expense) - net (Note C)	2,053	27	2,021	44
Interest income	10	10	18	16
Interest expense and amortization of debt discount	279	312	575	641
Income Before Income Taxes	3,238	984	4,502	1,690
Provision for income taxes (Note D)	795	244	1,399	430
Net Income	2,443	740	3,103	1,260
Net income attributable to noncontrolling interests	18	6	43	29
Net Income Attributable to The Dow Chemical Company	2,425	734	3,060	1,231
Preferred stock dividends	85	85	170	170
Net Income Available for The Dow Chemical Company Common Stockholders	$2,340	$649	$2,890	$1,061

Per Common Share Data:
Earnings per common share - basic	$1.96	$0.55	$2.42	$0.90
Earnings per common share - diluted (Note E)	$1.87	$0.55	$2.36	$0.90

Common stock dividends declared per share of common stock	$0.32	$0.32	$0.64	$0.57
Weighted-average common shares outstanding - basic	1,186.1	1,169.7	1,183.6	1,165.3
Weighted-average common shares outstanding - diluted (Note E)	1,288.2	1,176.6	1,286.3	1,172.7

Depreciation	$504	$506	$1,009	$1,016
Capital Expenditures	$506	$581	$852	$983
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: On March 27, 2012, the Company's Board of Directors approved a restructuring plan as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program. The restructuring plan included the shutdown of a number of manufacturing facilities and a workforce reduction. As a result of these activities, the Company recorded pretax restructuring charges of $357 million in the first quarter of 2012 that included asset write-downs and write-offs, severance and costs associated with exit and disposal activities.

Note C: In the second quarter of 2013, the Company recognized a pretax gain of $2.161 billion related to damages awarded to the Company in the K-Dow arbitration proceeding. In the second quarter of 2013, the Company recognized a pretax loss of $110 million on the early extinguishment of debt; a pretax loss of $60 million was recorded in the first quarter of 2013. In the first quarter of 2012, the Company recognized a pretax loss of $24 million on the early extinguishment of debt.

Note D: During the first quarter of 2013, the Company recognized a tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

Note E: During the second quarter of 2013, the Company recorded a gain related to the K-Dow arbitration, which significantly increased net income for the quarter and year-to-date. As a result of the net income increase, the assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into potential shares of the Company's common stock was dilutive. In accordance with U.S. GAAP, "Weighted-average common shares outstanding - diluted" increased by 96.8 million shares and "Net Income Attributable to The Dow Chemical Company" was used in the calculation of "Earning per common share - diluted" for the three- and six-month periods ended June 30, 2013. See Supplementary Information for further details.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Jun 30, 2013	Dec 31, 2012
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2013: $158; 2012: $146)	$4,883	$4,318
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2013: $128; 2012: $121)	5,619	5,074
Other	4,859	4,605
Inventories	8,836	8,476
Deferred income tax assets - current	735	877
Other current assets	395	334
Total current assets	25,327	23,684
Investments
Investment in nonconsolidated affiliates	4,012	4,121
Other investments (investments carried at fair value - 2013: $1,938; 2012: $2,061)	2,424	2,565
Noncurrent receivables	278	313
Total investments	6,714	6,999
Property
Property	54,366	54,366
Less accumulated depreciation	37,164	36,846
Net property (variable interest entities restricted - 2013: $2,577; 2012: $2,554)	17,202	17,520
Other Assets
Goodwill	12,721	12,739
Other intangible assets (net of accumulated amortization - 2013: $3,013; 2012: $2,785)	4,454	4,711
Deferred income tax assets - noncurrent	3,050	3,333
Asbestos-related insurance receivables - noncurrent	163	155
Deferred charges and other assets	511	464
Total other assets	20,899	21,402
Total Assets	$70,142	$69,605
Liabilities and Equity
Current Liabilities
Notes payable	$505	$396
Long-term debt due within one year	846	672
Accounts payable:
Trade	4,812	5,010
Other	2,323	2,327
Income taxes payable	903	251
Deferred income tax liabilities - current	89	95
Dividends payable	465	86
Accrued and other current liabilities	2,670	2,656
Total current liabilities	12,613	11,493
Long-Term Debt (variable interest entities nonrecourse - 2013: $1,423; 2012: $1,406)	17,475	19,919
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	795	837
Pension and other postretirement benefits - noncurrent	11,131	11,459
Asbestos-related liabilities - noncurrent	497	530
Other noncurrent obligations	3,284	3,353
Total other noncurrent liabilities	15,707	16,179
Redeemable Noncontrolling Interest	147	147
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,031	3,008
Additional paid-in capital	3,537	3,281
Retained earnings	20,620	18,495
Accumulated other comprehensive loss	(7,526)	(7,516)
Unearned ESOP shares	(371)	(391)
Treasury stock at cost	(80)	—
The Dow Chemical Company’s stockholders’ equity	23,211	20,877
Noncontrolling interests	989	990
Total equity	24,200	21,867
Total Liabilities and Equity	$70,142	$69,605
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012
Sales by operating segment
Electronic and Functional Materials	$1,152	$1,151	$2,293	$2,272
Coatings and Infrastructure Solutions	1,888	1,888	3,555	3,591
Agricultural Sciences	1,850	1,676	3,953	3,514
Performance Materials	3,389	3,369	6,717	6,842
Performance Plastics	3,676	3,711	7,174	7,302
Feedstocks and Energy	2,543	2,657	5,099	5,592
Corporate	79	61	169	119
Total	$14,577	$14,513	$28,960	$29,232
EBITDA (1) by operating segment
Electronic and Functional Materials	$254	$287	$527	$530
Coatings and Infrastructure Solutions	250	337	436	541
Agricultural Sciences	290	307	774	758
Performance Materials	284	350	724	682
Performance Plastics	1,010	760	1,962	1,478
Feedstocks and Energy	193	134	433	332
Corporate	1,885	(215)	1,530	(653)
Total	$4,166	$1,960	$6,386	$3,668
Certain items increasing (decreasing) EBITDA by operating segment (2)
Electronic and Functional Materials	$—	$—	$—	$(17)
Coatings and Infrastructure Solutions	—	—	—	(41)
Agricultural Sciences	—	—	—	—
Performance Materials	—	—	—	(186)
Performance Plastics	—	—	—	—
Feedstocks and Energy	—	—	—	—
Corporate	2,039	—	1,967	(137)
Total	$2,039	$—	$1,967	$(381)
EBITDA excluding certain items by operating segment
Electronic and Functional Materials	$254	$287	$527	$547
Coatings and Infrastructure Solutions	250	337	436	582
Agricultural Sciences	290	307	774	758
Performance Materials	284	350	724	868
Performance Plastics	1,010	760	1,962	1,478
Feedstocks and Energy	193	134	433	332
Corporate	(154)	(215)	(437)	(516)
Total	$2,127	$1,960	$4,419	$4,049
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Functional Materials	$28	$35	$45	$54
Coatings and Infrastructure Solutions	25	45	51	67
Agricultural Sciences	1	(1)	3	—
Performance Materials	(12)	(20)	(35)	(37)
Performance Plastics	88	39	145	73
Feedstocks and Energy	105	52	264	177
Corporate	(7)	(2)	(15)	(17)
Total	$228	$148	$458	$317

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012
EBITDA	$4,166	$1,960	$6,386	$3,668
- Depreciation and amortization	659	674	1,327	1,353
+ Interest income	10	10	18	16
- Interest expense and amortization of debt discount	279	312	575	641
Income Before Income Taxes	$3,238	$984	$4,502	$1,690
- Provision for income taxes	795	244	1,399	430
- Net income attributable to noncontrolling interests	18	6	43	29
- Preferred stock dividends	85	85	170	170
Net Income Available for The Dow Chemical Company Common Stockholders	$2,340	$649	$2,890	$1,061

(2)	See Supplemental Information for a description of certain items affecting results in 2013 and 2012.

The Dow Chemical Company and Subsidiaries
Sales by Geographic Area

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012
North America	$5,440	$5,341	$10,823	$10,678
Europe, Middle East and Africa	4,571	4,867	9,486	10,234
Asia Pacific	2,722	2,645	5,090	5,065
Latin America	1,844	1,660	3,561	3,255
Total	$14,577	$14,513	$28,960	$29,232

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Six Months Ended
	Jun 30, 2013			Jun 30, 2013
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	2%	(2)%	—%	3%	(2)%	1%
Coatings and Infrastructure Solutions	2	(2)	—	—	(1)	(1)
Agricultural Sciences	9	1	10	10	2	12
Performance Materials	4	(3)	1	(1)	(1)	(2)
Performance Plastics	(1)	—	(1)	(3)	1	(2)
Feedstocks and Energy	—	(4)	(4)	(6)	(3)	(9)
Total	2%	(2)%	—%	—%	(1)%	(1)%
North America	1%	1%	2%	1%	—%	1%
Europe, Middle East and Africa	(2)	(4)	(6)	(6)	(1)	(7)
Asia Pacific	7	(4)	3	4	(3)	1
Latin America	12	(1)	11	8	1	9
Total	2%	(2)%	—%	—%	(1)%	(1)%
Developed geographies	(1)%	(2)%	(3)%	(3)%	(1)%	(4)%
Emerging geographies (3)	9	(2)	7	5	—	5
Total	2%	(2)%	—%	—%	(1)%	(1)%

(3)	Emerging geographies includes Eastern Europe, Middle East, Africa, Latin America, and Asia Pacific excluding Australia, Japan and New Zealand.

Supplemental Information

Description of Certain Items Affecting Results
The following tables summarize the impact of certain items recorded in the three- and six-month periods ended June 30, 2013 and June 30, 2012:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012
Adjusted to exclude certain items (non-GAAP measures) (4)			$770	$649	$0.64	$0.55
Certain items:
Restructuring plan implementation costs (4)	$(12)	$—	(8)	—	—	—
Loss on early extinguishment of debt (4)	(110)	—	(69)	—	(0.06)	—
Gain from K-Dow arbitration (4)	2,161	—	1,647	—	1.37	—
Total certain items (4)	$2,039	$—	$1,570	$—	$1.31	$—
Dilutive effect of assumed preferred stock conversion into shares of common stock					(0.08)	—
Reported GAAP Amounts (5) (6)			$2,340	$649	$1.87	$0.55

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Six Months Ended		Six Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012
Adjusted to exclude certain items (non-GAAP measures) (4)			$1,589	$1,363	$1.33	$1.16
Certain items:
Restructuring plan implementation costs (4)	$(24)	$—	(16)	—	(0.01)	—
Restructuring charges	—	(357)	—	(287)	—	(0.25)
Loss on early extinguishment of debt (4)	(170)	(24)	(107)	(15)	(0.09)	(0.01)
Gain from K-Dow arbitration (4)	2,161	—	1,647	—	1.37	—
Uncertain tax position adjustments	—	—	(223)	—	(0.19)	—
Total certain items (4)	$1,967	$(381)	$1,301	$(302)	$1.08	$(0.26)
Dilutive effect of assumed preferred stock conversion into shares of common stock					(0.05)	—
Reported GAAP Amounts (5) (6)			$2,890	$1,061	$2.36	$0.90

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

(4)
For the three- and six-month periods ended June 30, 2013, conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock was excluded from the calculation of "Diluted earnings per share adjusted to exclude certain items" as well as the earnings per share impact of certain items because the effect of including them would have been antidilutive.

(5)
For the three- and six-month periods ended June 30, 2013, an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock was included in the calculation of diluted earnings per share (reported GAAP amount).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating diluted earnings per share (reported GAAP amounts) for the three- and six-month periods ended June 30, 2013, as it excludes preferred dividends of $85 million for the three months ended June 30, 2013 ($170 million for the six months ended June 30, 2013).

The following table presents diluted share counts for the three- and six-month periods ended June 30, 2013 and June 30, 2012, including the effect of an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock:

Common Shares - Diluted	Three Months Ended		Six Months Ended
In millions	Jun 30, 2013	Jun 30, 2012	Jun 30, 2013	Jun 30, 2012
Share count - diluted, excluding preferred stock conversion to common shares	1,191.4	1,176.6	1,189.5	1,172.7
Potential common shares from assumed conversion of preferred stock, included in reported GAAP EPS calculation	96.8	N/A	96.8	N/A
Share count - diluted, including assumed preferred stock conversion to common shares	1,288.2	N/A	1,286.3	N/A

Results in the second quarter of 2013 were impacted by three items:

•
Pretax charges of $12 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $110 million on the early extinguishment of debt. The loss was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•
Pretax gain of $2.161 billion related to damages awarded to the Company in the K-Dow arbitration proceeding. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

In addition to the items described above for the second quarter of 2013, results for the six-month period ended June 30, 2013 were impacted by the following items:

•
Pretax charges of $12 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" ($11 million) and "Selling, general and administrative expenses" ($1 million) in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $60 million on the early extinguishment of debt. The loss was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

The results for the six-month period ended June 30, 2012 were impacted by the following items:

•
Pretax restructuring charges of $357 million. On March 27, 2012, the Company's Board of Directors approved a restructuring plan as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program. The restructuring plan included the shutdown of a number of manufacturing facilities and a workforce reduction. As a result of these activities, the Company recorded pretax restructuring charges of $357 million in the first quarter of 2012 consisting of costs associated with exit and disposal activities of $150 million, severance costs of $113 million and costs associated with asset write-downs and write-offs of $94 million. The impact of the charges is shown as "Restructuring charges" in the consolidated statements of income and is reflected in the Company's segment results as follows: $17 million in Electronic and Functional Materials, $41 million in Coatings and Infrastructure Solutions, $186 million in Performance Materials and $113 million in Corporate.

•	Pretax loss of $24 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.